CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of ePlus inc. relating to the 2008 Employee Long-Term Incentive Plan and 2008 Non-Employee Director Long-Term Incentive Plan of our report dated July 2, 2008, relating to the financial statements of ePlus inc. and subsidiaries, appearing in the Annual Report on Form 10-K for the year ended March 31, 2008.

DELOITTE & TOUCHE LLP

McLean, Virginia
September 23, 2008